EXHIBIT 10-A (b)

NONQUALIFIED OPTION AWARD AGREEMENT
COLGATE-PALMOLIVE COMPANY

2013 INCENTIVE COMPENSATION PLAN

[DATE], 20[__]

<<Title>> <<First Name>> <<Last Name>>
Colgate-Palmolive
<<Location>>

This Award Agreement (including, if applicable, the appendix hereto) will confirm the following Award of a Nonqualified Option made to you on [DATE], 20[__] by the Personnel and Organization Committee of the Board of Directors of Colgate-Palmolive Company (the “Company”) pursuant to the 2013 Incentive Compensation Plan (the “Plan”). Copies of the Plan, the Plan Prospectus and the Guidelines Regarding the Effect of Termination of Employment on Awards Granted under the Plan, adopted on March 13, 2014 (the “Termination Guidelines”) are available online via the Merrill Lynch Benefits OnLine® website which can be accessed at OurColgate.com under ColgatePeople, if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, NY, 10022, Attention: Ms. Jennifer M. Daniels, Chief Legal Officer and Secretary. These are important documents with respect to your Award, and we urge you to take the time to review them. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

The Company hereby grants you a Nonqualified Option to purchase from the Company up to a total of <<#Shares>> shares of the Company’s common stock (“Shares”) at $xx.xx per Share.

This Nonqualified Option may be exercised only in accordance with the terms and conditions contained in or established pursuant to the Plan, as supplemented by this Award Agreement. It vests, and may be exercised from time to time prior to its expiration, as follows: cumulatively as to one-third of the Shares on the first anniversary date of this Award Agreement and as to an additional one-third on each of the two succeeding anniversary dates.

The Company reserves the right to withhold from the Shares otherwise deliverable to you upon exercise by you of this Nonqualified Option a number of Shares having a Fair Market Value on the date of exercise equal to any amounts owed by you to the Company pursuant to any Company programs or policies. The grant of this Nonqualified Option shall not obligate the Company or any of its Affiliates to continue your employment for any period or on any basis of compensation, including future grants of Options or other Awards.

This Award Agreement is subject to all of the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Termination Guidelines and, if applicable, the Company’s Clawback Policy and all requirements of applicable law, including the provisions relating to the exercise and/or forfeiture of Options upon termination of employment. Your acceptance of this Nonqualified Option shall constitute your acknowledgment of, and agreement to, all such terms, conditions, limitations and restrictions.

This Award Agreement may not be assigned or transferred in whole or in part except as provided in the Plan. You shall not have any of the rights of a shareholder with respect to any of the Shares which are the subject of this Award Agreement until you exercise the Nonqualified Option and such Shares are actually issued to you.

This Nonqualified Option shall expire at 12:01am on [Date], 20[__], or sooner, in the event of your termination of employment, as provided in the Plan and the Termination Guidelines. This Nonqualified Option must be exercised by the close of the New York Stock Exchange on the last business day prior to this expiration date. If this Nonqualified Option has not been exercised by 4:00pm (New York time) on the last business day prior to the expiration date, the Company will have the right to exercise such Nonqualified Option on your behalf and to deliver the resulting Shares, net of the exercise price and any applicable withholding taxes, to your limited brokerage account at Merrill Lynch or, if you do not have such an account, to a shareholder account in your name with the Company’s transfer agent, Computershare.

The number of Shares and the exercise price per Share are subject to adjustment as provided in the Plan. You assume all risks incident to any change in applicable laws or regulations and any change in the market value of Shares after the date of grant and after exercise of this Nonqualified Option in whole or in part.

Data Privacy. By accepting the Nonqualified Option, you explicitly and unambiguously consent to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of your personal data as described in this Award Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company, its subsidiaries and Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation.

You understand that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor. You further understand that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than your country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place.
You understand that you may, at any time, request a copy of your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative in writing. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan as more fully described below.
You understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

This Award Agreement and related Nonqualified Option are governed by, and subject to, the laws of the State of Delaware, without reference to principles of conflict of laws, as provided in the Plan. Any disputes involving this Award Agreement or the related Nonqualified Option will be heard and determined before the Delaware Court of Chancery or if not maintainable therein, then before an appropriate federal or state court located in Delaware, and you and the Company each agree to submit yourself and your respective property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes, in each case, as permitted.

Very truly yours,

COLGATE-PALMOLIVE COMPANY

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